Exhibit 99.1

Virco Reports Financial Results for 4th Quarter and Fiscal 2014

•	Net profit of $849,000 ($0.06 per share) for the year

•	4th Quarter Revenue increased 30.2%

•	Revenue for the full year grew 5.8%

•	Extended winter may delay Fiscal 2015 delivery cycle

Torrance, California - April 23, 2015 (GLOBE NEWSWIRE) - Virco Mfg. Corporation today announced results for the 2014 Fiscal Year and 4th Quarter (ended January 31, 2015).
Revenue for fiscal 2014 increased 5.8% from $155,042,000 to $164,052,000. Gross Margin improved from $52,554,000 to $55,398,000. Operating income was $2,372,000 compared to a loss of ($1,431,000) in fiscal 2013. After interest and taxes, the Company earned a net profit of $849,000 or $0.06 per share.
For the fourth quarter, revenue increased 30.2% from $19,480,000 to $25,354,000. Gross Margin in the quarter improved from $4,113,000 to $6,000,000. Net operating loss in this seasonally slow quarter improved from ($7,749,000) last year to ($4,890,000) this year, reflecting the benefit of higher revenue.
President and COO Doug Virtue noted: “We entered the fourth quarter, seasonally our slowest, with a backlog that was $3,000,000 higher than the prior year and significantly higher than the last several years. This backlog reflected a steady year-long improvement in order rates. Many of these orders were scheduled to deliver during the winter holiday closures when schools could receive furniture without disrupting classes. This timing was fortunate both for us and our customers, since harsh winter weather later impacted many areas of the country. We’re planning for a possible repetition of this pattern in 2015, along with a moderate improvement in overall demand despite potential timing impacts due to severe weather.”
Commenting on the full year results Virco Chairman and CEO Robert Virtue said: “Through the entire course of the recession we stayed focused on the capabilities we would need to capitalize on an eventual recovery. There are over 50,000,000 students enrolled in America’s public and private schools. As the premier supplier of furniture and equipment for these students, we remained committed to preserving the high quality and quick responsiveness of our U.S. factories and workers.”
Regarding the status of the Company’s core K-12 school furniture market, Mr. Robert Virtue added: “We never viewed the low point of the school furniture market as a permanent condition. For this reason our restructuring efforts were strategically incremental, leaving us with the capabilities we will now need to support America’s students. Our two U.S. factories are well-maintained, efficient, and geographically well-positioned to serve the fastest growing regions of the country. All of the assets that we owned at the beginning of the recession -facilities, brands, patents, and public contracts-have either been retained or strengthened through our disciplined approach over the past six years.”
Mr. Robert Virtue concluded: “As the economics of global sourcing seem to be swinging back toward better balance, we are poised to direct our growth strategies into adjacent markets that may be better served by our proximity and nimbleness compared to other distributors who have come to rely on extended supply chains. In short, we have survived one of the most challenging periods in our Company’s history. By so doing, we feel we have positioned Virco so our investors will benefit from our patient, strategic approach.”

	Three Months Ended		Twelve Months Ended
	1/31/2015	1/31/2014	1/31/2015	1/31/2014
	(In thousands, except per share data)

Net sales	$25,354	$19,480	$164,052	$155,042
Cost of sales	19,354	15,367	108,654	102,488
Gross profit	6,000	4,113	55,398	52,554
Selling, general administrative & other expense	10,890	11,862	53,026	53,985
Operating income (loss)	(4,890)	(7,749)	2,372	(1,431)
Interest expense, net	227	179	1,454	1,302
Income (loss) before income taxes	(5,117)	(7,928)	918	(2,733)
Income tax expense (benefit)	14	(1,027)	69	(1,003)
Net income (loss)	$(5,131)	$(6,901)	$849	$(1,730)

Net income (loss) per share - basic (a)	$(0.35)	$(0.47)	$0.06	$(0.12)
Net income (loss) per share - diluted	$(0.35)	$(0.47)	$0.06	$(0.12)

Weighted average shares outstanding - basic (a)	14,824	14,647	14,756	14,620
Weighted average shares outstanding - diluted	14,824	14,647	14,987	14,620

(a) Net loss per share for twelve months ended 01/31/2014 and three months ended 01/31/2015 and 01/31/2014 was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

			1/31/2015	1/31/2014
Current assets			$38,971	$39,639
Non-current assets			42,840	43,705
Current liabilities			21,405	22,656
Non-current liabilities			37,833	33,083
Stockholders' equity			22,573	27,605

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert. A. Virtue, Chief Executive Officer
Robert Dose, CFO
Doug Virtue, President & COO
This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2015, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing